Exhibit 99.2

Kaleido Biosciences Announces Pricing of Public Offering of Common Stock

LEXINGTON, Mass., June 1, 2020 – Kaleido Biosciences, Inc. (Nasdaq: KLDO), a clinical-stage healthcare company with a chemistry-driven approach to targeting the microbiome to treat disease and improve human health, today announced the pricing of an underwritten public offering of 4,750,000 shares of its common stock at a public offering price of $7.50 per share. In addition, Kaleido has granted the underwriters a 30-day option to purchase up to an additional 712,500 shares of its common stock at the public offering price, less underwriting discounts and commissions. The gross proceeds to Kaleido from this offering are expected to be approximately $35.6 million, before deducting underwriting discounts and commissions and other estimated offering expenses and excluding any exercise of the underwriters’ option to purchase additional shares. All of the shares are being offered by Kaleido. The offering is expected to close on June 4, 2020, subject to customary closing conditions.

Morgan Stanley is acting as sole book-running manager for the offering. Canaccord Genuity is acting as lead manager for the offering.

Kaleido intends to use the net proceeds from the offering, in addition to its existing cash resources, to fund its continued research and development activities, including the ongoing clinical program of KB109 in patients with mild-to-moderate COVID-19, the ongoing Phase 2 clinical trial of KB195 in patients with urea cycle disorders, and the planned clinical study of KB295 in patients with mild-to-moderate ulcerative colitis, to fund any other research and development activities that relate to its current and future clinical and preclinical activities, and the remainder for planned general and administrative expenses, working capital and other general corporate purposes.

The securities described above were offered by Kaleido pursuant to a shelf registration statement on Form S-3 (No. 333-236804) that was declared effective by the Securities and Exchange Commission (SEC) on March 10, 2020. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained, when available, by contacting: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state or jurisdiction.

About Kaleido Biosciences

Kaleido Biosciences is a clinical-stage healthcare company with a differentiated, chemistry-driven approach to targeting the microbiome to treat disease and improve human health. The Company has built a proprietary product platform to enable the rapid and cost-efficient discovery and development of novel Microbiome Metabolic Therapies (MMT™). MMTs are designed to modulate the metabolic output and profile of the microbiome by driving the function and distribution of the gut’s existing microbes. Kaleido is advancing a broad pipeline of MMT candidates with the potential to address a variety of diseases and conditions with significant unmet patient needs.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the timing and completion of the proposed offering and the expected use of proceeds from the proposed offering. The use of words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “intend,” “future,” “potential,” or “continue,” and other similar expressions are intended to identify such forward-looking statements. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include fluctuations in our stock price, changes in market conditions and satisfaction of customary closing conditions related to the public offering and those risks more fully discussed in the section entitled “Risk Factors” in Kaleido’s annual report on Form 10-K for the fiscal year ended December 31, 2019 and our quarterly report on Form 10-Q for the quarter ended March 31, 2020, which are available at www.sec.gov, as well as discussions of potential risks, uncertainties, and other important factors in Kaleido’s subsequent filings with the Securities and Exchange Commission. Any forward-looking statements represent Kaleido’s views only as of today and should not be relied upon as representing its views as of any subsequent date. All information in this press release is as of the date of the release, and Kaleido undertakes no duty to update this information unless required by law.

Contacts:

Kaleido Biosciences

William Duke, Jr.

617-890-5772

william.duke@kaleido.com

Investors:

Lee M. Stern

Solebury Trout

646-378-2922

lstern@soleburytrout.com